Exhibit 2.1

CEMPRA HOLDINGS, LLC

PLAN OF CONVERSION

This document dated [            ], 201    , constitutes the Plan of Conversion (the “Plan”) for the conversion (the “Conversion”) of Cempra Holdings, LLC, a Delaware limited liability company, into Cempra, Inc., a Delaware corporation.

DECLARATIONS

The purpose of this Plan is to set forth the terms upon which Cempra Holdings, LLC, formed on May 16, 2008, as a Delaware limited liability company, shall convert into Cempra, Inc., a Delaware corporation, and all Shares of Cempra Holdings, LLC shall convert into shares of common stock, par value $0.001, of Cempra, Inc. (the “Cempra Common Stock”) as set forth in this Plan. The Conversion is intended to facilitate the initial public offering of Cempra Common Stock (the “Initial Public Offering”) pursuant to Cempra Holdings, LLC’s registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Cempra Holdings, LLC Second Amended and Restated Limited Liability Company Agreement dated May 13, 2009, as amended (the “LLC Agreement”).

I.	Name of the Converting Entity.

The name of the converting entity is Cempra Holdings, LLC (the “Company”).

II.	Name of Resulting Corporation.

The name of the Delaware corporation resulting from the Conversion is Cempra, Inc. (“Cempra”).

III.	Approval of Conversion.

Section 265 of the Delaware General Corporation Law (the “DGCL”) and Section 18-216 of the Delaware Limited Liability Company Act allow for the conversion of a Delaware limited liability company into a Delaware corporation. In accordance with law and the LLC Agreement, the Conversion and the Plan have been approved by at least a majority of the members of the Board of Representatives and the written consent or approval of Members holding (i) greater than fifty percent (50%) of all outstanding Common Shares and Preferred Shares, voting together as a single Class on an as-converted-into-Common-Shares basis, (ii) at least sixty-six and two-thirds percent (66 2/3%) of the total outstanding Preferred Shares and (iii) the Super Majority Class C Investors (together, the “Requisite Members”).

IV.	Effectiveness of Conversion.

Pursuant to Section 265 of the DGCL, the Company shall cause to be filed with the Delaware Secretary of State a certificate of conversion in substantially the form attached hereto as Exhibit A (the “Certificate of Conversion”) providing for the Conversion. The Conversion shall become effective at the time specified in the Certificate of Conversion, which time shall occur prior to the effectiveness of the Registration Statement (the “Conversion Effective Time”).

V.	Certificate of Incorporation; Bylaws; Directors; Officers.

A. Pursuant to Section 265 of the DGCL, concurrent with the filing of the Certificate of Conversion, the Certificate of Incorporation of Cempra shall be filed with the Delaware Secretary of State in substantially the form attached hereto as Exhibit B (the “Certificate of Incorporation”).

B. The bylaws of Cempra shall be in substantially the form attached hereto as Exhibit C (the “Bylaws”).

C. Subject to applicable law, the members of the Board of Representatives immediately prior to the Conversion Effective Time shall be the members of the board of directors of Cempra and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

D. Subject to applicable law, the officers of the Company as of immediately prior to the Conversion Effective Time shall be the officers of Cempra and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

VI.	Conversion.

A. All of the Shares outstanding as of immediately prior to the Conversion Effective Time shall, as of the Conversion Effective Time, by virtue of the conversion and without any action on the part of any Shareholder, be canceled and extinguished and converted into the right to receive Cempra Common Stock as specified in this Section VI. All of such outstanding Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto, except the right to receive the Cempra Common Stock specified below. Upon issuance pursuant to the Conversion, all shares of Cempra Common Stock will be duly authorized, validly issued, fully paid and non-assessable. All shares of Cempra Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE

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SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

Such restrictive legend shall be removed in connection with (i) any transfer to the public in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”)); (ii) any transfer pursuant to an effective registration statement under the 1933 Act; or (iii) any transfer in connection with which the transferring stockholder delivers to Cempra any opinion of counsel reasonably acceptable to Cempra to the effect that the transferee would be entitled to transfer such securities in a public sale without registration under the 1933 Act.

B. At the Conversion Effective Time:

(i) each outstanding Common Share immediately prior to the Conversion Effective Time shall, by reason of the Conversion, be converted into one share of Cempra Common Stock;

(ii) each outstanding Class A Preferred Share immediately prior to the Conversion Effective Time shall, by reason of the Conversion, be converted into one share of Cempra Common Stock;

(iii) each outstanding Class B Preferred Share immediately prior to the Conversion Effective Time shall, by reason of the Conversion, be converted into 1.0984 shares of Cempra Common Stock;

(iv) each outstanding Class C Preferred Share immediately prior to the Conversion Effective Time shall, by reason of the Conversion, be converted into one share of Cempra Common Stock; and

(v) the Unpaid Yield of the outstanding Preferred Shares as of immediately prior to the Conversion Effective Time shall, by reason of the Conversion, be converted into that number of shares of Cempra Common Stock equal to the amount of such Unpaid Yield, divided by the initial public offering price of the Cempra Common Stock set forth on the front cover of the final Registration Statement filed with the SEC (the “Offering Price”).

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C. At the Conversion Effective Time, each option for Common Shares issued pursuant to the Company’s Fifth Amended and Restated 2006 Unit Plan (“Option”) and outstanding as of immediately prior to the Conversion Effective Time shall be exercisable (or shall become exercisable in accordance with its terms) for one share of Cempra Common Stock. The per share exercise price for such assumed Options shall be equal to the exercise price at which such Options were exercisable immediately prior to the Conversion Effective Time.

D. Upon the closing of the Initial Public Offering, each unsecured convertible promissory note outstanding as of immediately prior to the Conversion Effective Time (the “2011 Notes”) shall be converted automatically into a number of shares of Cempra Common Stock equal to the aggregate outstanding principal and unpaid accrued interest under such 2011 Note as of the closing of the Initial Public Offering, divided by the Offering Price.

E. Upon the closing of the Initial Public Offering, each warrant for Class C Shares outstanding immediately prior to the Conversion Effective Time shall be amended and restated. Each amended and restated warrant (“Replacement Warrant”) shall provide the holder the right to acquire that number of shares of Cempra Common Stock equal to 25% of the original principal amount owed by the Company to the holder of such Replacement Warrant pursuant to a corresponding 2011 Note, divided by the Offering Price. The exercise price for the Replacement Warrants shall be equal to the Offering Price.

F. Effective upon the Conversion Effective Time, each person that executes a counterpart signature page to the Registration Rights Agreement dated as of the date of the Conversion Effective Time, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), shall hold certain demand and piggyback registration rights set forth in the Registration Rights Agreement with respect to the Common Stock such holder holds or has rights to as of the Conversion Effective Time.

VII.	Effect of Conversion.

A. On and after the Conversion Effective Time, the Company shall continue its existence in the organizational form of a Delaware corporation. All of the rights, privileges and powers of the Company and all property and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in Cempra and shall be the property of Cempra. All rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities, duties and obligations of the Company shall remain attached to Cempra and may be enforced against Cempra to the same extent as if said debts, liabilities, duties and obligations had originally been incurred or contracted by Cempra in its capacity as a Delaware corporation.

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B. As of the Conversion Effective Time, the LLC Agreement shall terminate and be of no further force and effect, and no party thereto shall have any further rights, duties or obligations pursuant to the LLC Agreement.

C. The conversion has been structured to be treated, for U.S. federal income tax purposes, as a transaction and an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with and as described in Revenue Ruling 2004-59, 2004-24 I.R.B 1050, issued by the United States Internal Revenue Service.

VIII.	Amendment or Termination.

This Plan may be amended at any time prior to the Conversion Effective Time by the Company upon approval of the majority of its Board of Representatives and the approval of the Requisite Members. The Conversion may be abandoned at any time prior to the Conversion Effective Time by the Company upon approval of the majority of its Board of Representatives. If the closing of the Initial Public Offering does not occur within fifteen (15) days after the effectiveness of the Registration Statement (the “Closing Period”), then, unless the holders of at least seventy-five percent (75%) of the shares of Cempra Common Stock issued upon the conversion of the Preferred Shares pursuant to Section VI B. (ii)-(iv) of this Plan elect otherwise, the Board of Directors of Cempra shall take, as promptly as practicable after the expiration of the Closing Period, all necessary action to rescind the Conversion to the fullest extent permitted by applicable law causing Cempra to convert back to a limited liability company and reinstate the LLC Agreement and all of the relative equity interests and other rights, preferences and privileges of all parties thereunder as existed immediately prior to the Conversion Effective Time.

IX.	Governing Law.

This Plan shall be governed by and construed under the laws of the State of Delaware.

[The next page is the signature page.]

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IN WITNESS WHEREOF, the undersigned, having received the required approvals from the Board of Representatives and the Requisite Members, hereby adopts this Plan as of the date set forth above:

CEMPRA HOLDINGS, LLC

Name:	Prabhavathi Fernandes, Ph.D.
Title:	President

Exhibit A

Certificate of Conversion

CERTIFICATE OF CONVERSION

Pursuant to Section 265 of the Delaware General Corporation Law, the undersigned converting limited liability company does hereby submit this Certificate of Conversion for the purposes of converting to a business corporation.

1.	The jurisdiction where the limited liability company first formed is Delaware.

2.	The jurisdiction immediately prior to filing this Certificate of Conversion is Delaware.

3.	The date the limited liability company was first formed is May 16, 2008.

4.	The name of the limited liability company immediately prior to filing this Certificate of Conversion is “Cempra Holdings, LLC.”

5.	The name of the corporation set forth in the Certificate of Incorporation is “Cempra, Inc.”

6.	This Certificate of Conversion shall be effective at .m on the day of , 201 .

This the     day of     201  .

CEMPRA HOLDINGS, LLC

By:
Name:	Prabhavathi Fernandes, Ph.D.
Title:	President

Exhibit B

Certificate of Incorporation

Certificate of Incorporation in the form filed with the Registration Statement

Exhibit C

Bylaws

Bylaws in the form filed with the Registration Statement

Exhibit D

Registration Rights Agreement

Registration Rights Agreement in the form filed with the Registration Statement